Exhibit 99.3

DEXCOM, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of DexCom, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DexCom, Inc. at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, which became effective January 1, 2009.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), DexCom, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 3, 2009 expressed an unqualified opinion thereon.

                        /s/ Ernst & Young LLP

San Diego, California

March 3, 2009, except for Note 1,

as to which the date is November 4, 2009

DEXCOM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands—except par value data)

(As Adjusted (Note 1))

	As of December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$12,700	$23,115
Short-term marketable securities, available-for-sale	14,368	41,208
Accounts receivable, net	1,118	215
Inventory	2,446	1,139
Prepaid and other current assets	1,426	1,614

Total current assets	32,058	67,291
Property and equipment, net	6,105	6,649
Restricted cash	4,270	914
Other assets	1,449	1,534

Total assets	$43,882	$76,388

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$4,599	$4,535
Accrued payroll and related expenses	2,115	2,537
Current portion of long-term debt	1,931	1,375
Current portion of deferred revenue	6,351	—

Total current liabilities	14,996	8,447
Long-term portion of deferred revenue	5,669	—
Other liabilities	889	666
Long-term debt, net of current portion	41,796	37,343

Total liabilities	63,350	46,456
Commitments and contingencies (Note 4)
Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value per share, 5,000 shares authorized; no shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively.	—	—
Common stock, $0.001 par value per share, 100,000 authorized; 30,103 and 29,824 shares issued and outstanding, respectively, at December 31, 2008, and 28,778 and 28,624 shares issued and outstanding, respectively, at December 31, 2007	30	29
Additional paid-in capital	218,136	208,718
Accumulated other comprehensive income	50	13
Accumulated deficit	(237,684)	(178,828)

Total stockholders’ (deficit) equity	(19,468)	29,932

Total liabilities and stockholders’ (deficit) equity	$43,882	$76,388

See accompanying notes.

DEXCOM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands—except per share data)

	Years Ended December 31,
	2008 (Adjusted – Note 1)	2007 (Adjusted – Note 1)	2006
Product revenue	$8,108	$4,627	$2,170
Development grant revenue	1,730	—	—

Total revenue	9,838	$4,627	$2,170
Product cost of sales	13,383	12,736	10,959
Development cost of sales	1,984	—	—

Total cost of sales	15,367	12,736	10,959

Gross margin (deficit)	(5,529)	(8,109)	(8,789)
Operating expenses
Research and development	19,629	16,131	19,419
Selling, general and administrative	27,669	22,436	21,111

Total operating expenses	47,298	38,567	40,530

Operating loss	(52,827)	(46,676)	(49,319)
Other income	34	—	—
Interest income	1,220	3,782	2,815
Interest expense	(7,283)	(5,560)	(95)

Net loss	(58,856)	(48,454)	(46,599)

Net loss attributable to common stockholders	$(58,856)	$(48,454)	$(46,599)

Basic and diluted net loss per share attributable to common stockholders	$(2.00)	$(1.71)	$(1.71)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	29,487	28,313	27,236

See accompanying notes.

DEXCOM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands—except per share data)

(As Adjusted (Note 1))

	Common stock		Additional paid-in capital	Deferred stock-based compensation	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount
Balance at December 31, 2005	25,417	$25	$134,257	$(1,084)	$(12)	$(83,775)	$49,411
Reclassification of deferred compensation	—	—	(1,084)	1,084	—	—	—
Issuance of stock in follow-on offering in May 2006 at $24.00 per share for cash, net of offering costs of $3,833	2,117	2	46,982	—	—	—	46,984
Exercise of stock options	539	1	551	—	—	—	552
Issuance for Employee Stock Purchase Plan	59	—	603	—	—	—	603
Cashless exercise of warrant	23	—	—	—	—	—	—
Share-based compensation for employee stock options and award grants	—	—	5,726	—	—	—	5,726
Issuance of stock for services	9	—	127	—	—	—	127
Comprehensive loss:
Unrealized gains on available-for-sale investment securities	—	—	—	—	24		24
Net loss	—	—	—	—	—	(46,599)	(46,599)

Comprehensive loss	—	—	—	—	—	—	(46,575)

Balance at December 31, 2006	28,164	$28	$187,162	$—	$12	$(130,374)	$56,828
Purchase of call spread options in connection with the sale of convertible notes	—	—	(10,950)	—	—	—	(10,950)
Equity component of convertible debt	—	—	25,393	—	—	—	25,393
Settlement of the first tranche of the call spread option	(154)	—	—	—	—	—	—
Exercise of stock options for cash	464	1	381	—	—	—	382
Issuance of stock for cash	40	—	—	—	—	—
Issuance for Employee Stock Purchase Plan	72	—	515	—	—	—	515
Share-based compensation for employee stock options and award grants	—	—	5,929	—	—	—	5,929
Issuance of stock for services	38	—	288	—	—	—	288
Comprehensive loss:
Unrealized gains on available-for-sale investment securities	—	—	—	—	1	—	1
Net loss	—	—	—	—	—	(48,454)	(48,454)

Comprehensive loss	—	—	—	—	—	—	(48,453)

Balance at December 31, 2007	28,624	$29	$208,718	$—	$13	$(178,828)	$29,932
Settlement of the second tranche of the call spread option	(118)	—	—	—	—	—	—
Exercise of stock options for cash	1,103	1	1,173	—	—	—	1,174
Issuance of stock for cash	92	—	—	—	—	—	—
Issuance for Employee Stock Purchase Plan	98	—	588	—	—	—	588
Share-based compensation for employee stock options and award grants		—	7,477	—	—	—	7,477
Issuance of stock for services	25	—	180	—	—	—	180
Comprehensive loss:
Unrealized gains on available-for-sale investment securities	—	—	—	—	37	—	37
Net loss	—	—	—	—	—	(58,856)	(58,856)

Comprehensive loss	—	—	—	—	—	—	(58,819)

Balance at December 31, 2008	29,824	$30	$218,136	$—	$50	$(237,684)	$(19,468)

See accompanying notes.

DEXCOM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2008 (Adjusted – Note 1)	2007 (Adjusted – Note 1)	2006
Operating activities
Net loss	$(58,856)	$(48,454)	$(46,599)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	3,036	2,912	2,697
Stock-based compensation	7,682	6,122	5,853
Non-cash restructuring charge	355	—	—
Amortization of debt issuance costs	159	81	—
Accretion related to convertible notes	4,059	2,915	—
Accretion and amortization related to investments, net	1	(492)	(372)
Compensation expense associated with stock options issued to consultants	1	—	—
Changes in operating assets and liabilities:
Accounts receivable	(903)	(95)	(120)
Inventory	(1,307)	274	(1,413)
Prepaid and other assets	148	326	(287)
Restricted cash	(3,356)	165	(829)
Accounts payable and accrued liabilities	(291)	1,771	(3,471)
Accrued payroll and related expenses	(422)	979	669
Deferred revenue	12,020	—	—
Deferred rent and other liabilities	223	289	137

Net cash used in operating activities	(37,451)	(33,207)	(43,735)
Investing activities
Purchase of available-for-sale marketable securities	(36,986)	(76,944)	(61,733)
Proceeds from the maturity of available-for-sale marketable securities	63,802	71,943	38,526
Purchase of property and equipment	(2,492)	(3,443)	(3,352)

Net cash (used in) provided by investing activities	24,324	(8,444)	(26,559)
Financing activities
Proceeds from issuance of senior convertible notes	—	60,000	—
Payment of senior convertible notes issuance costs	—	(2,728)	—
Purchase of senior convertible notes call spread options	—	(10,950)	—
Net proceeds from issuance of common stock	1,762	897	48,188
Proceeds from equipment loan	3,000	412	3,026
Repayment of equipment loan	(2,050)	(1,032)

Net cash provided by financing activities	2,712	46,599	51,214

Increase (decrease) in cash and cash equivalents	(10,415)	4,948	(19,080)
Cash and cash equivalents, beginning of year	23,115	18,167	37,247

Cash and cash equivalents, ending of year	$12,700	$23,115	$18,167

Non-cash investing and financing transactions:
Unrealized gain (loss) on marketable securities	$37	$1	$24

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$3,074	$1,721	$79

See accompanying notes.

DEXCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(As Adjusted (Note 1))

1. Organization, Adjustment and Summary of Significant Accounting Policies

Organization and Business

DexCom, Inc. (the “Company”) is a medical device company focused on the design, development and commercialization of continuous glucose monitoring systems for people with diabetes. On March 24, 2006, the Company received approval from the FDA for its STS designed for up to three days of continuous use. On May 31, 2007, the Company received approval from the FDA for its second generation continuous glucose monitoring system, the SEVEN, designed for up to seven days of continuous use, and the Company began commercializing this product in the third quarter of 2007. On February 13, 2009, we received approval from the FDA for our third generation continuous glucose monitoring system, which we expect to brand the SEVEN PLUS, and we expect to begin commercializing this product during the first quarter of 2009. In 2008, the Company established a wholly owned subsidiary in Sweden to begin international expansion.

Adjustment for Retrospective Application of FSP APB 14-1

The Company has adjusted the consolidated financial statements for the years ended December 31, 2008 and 2007 to reflect the adoption of the Financial Accounting Standards Board (“FASB”) Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”). The FSP requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability and equity components of the instrument.

The financial information contained in the consolidated financial statements and accompanying notes to the consolidated financial statements reflect only the adjustments described below related to the retrospective application of FSP APB 14-1 and do not reflect events occurring after March 5, 2009, the date of the original filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008.

On January 1, 2009, the Company adopted the provisions of the FSP and early adoption was not permitted. The transition guidance requires retrospective application to all periods presented, and does not grandfather existing instruments. The Company’s debt has been recognized at the present value of its cash flows discounted using the Company’s nonconvertible debt borrowing rate. The equity component has been recognized as the difference between the proceeds from the issuance of the notes of $60.0 million and the fair value of the liability component of $33.4 million as of the issuance date. The FSP also requires an accretion of the resultant debt discount over the expected life of the debt. The Company’s estimated non-convertible borrowing rate of 19.5% was applied to the notes and coupon interest using a present value technique to arrive at the fair value of the liability component. In accordance with FSP APB 14-1, the Company recorded a debt discount of $26.6 million and a deferred tax liability of $10.5 million and has allocated $1.2 million of issuance costs to equity which results in a deferred tax asset of $476,000. Due to the valuation allowance maintained by the Company against its net deferred tax assets, the recording of the net deferred tax liability resulted in a reduction of the valuation allowance rather than a reduction of additional paid-in capital.

The following table sets forth the effect of the retrospective application of FSP APB 14-1 on certain previously reported line items of the Company’s consolidated financial statements for the years ended December 31, 2008 and 2007 (in thousands, except per share data):

Consolidated Statements of Operations:

	Years Ended December 31,
	2008		2007
	As Originally Reported	As Adjusted	As Originally Reported	As Adjusted
Interest expense	$(3,611)	$(7,283)	$(2,984)	$(5,560)
Net loss	(55,184)	(58,856)	(45,878)	(48,454)
Basic and diluted net loss per share	$(1.87)	$(2.00)	$(1.62)	$(1.71)

Consolidated Balance Sheets:

	December 31,
	2008		2007
	As Originally Reported	As Adjusted	As Originally Reported	As Adjusted
Other assets	$1,933	$1,449	$2,405	$1,534
Total assets	44,366	43,882	77,259	76,388
Long-term debt, net of current portion	61,425	41,796	61,031	37,343
Total liabilities	82,979	63,350	70,144	46,456
Additional paid-in capital	192,743	218,136	183,325	208,718
Accumulated deficit	(231,436)	(237,684)	(176,252)	(178,828)
Total stockholders’ (deficit) equity	(38,613)	(19,468)	7,115	29,932
Total liabilities and stockholders’ (deficit) equity	44,366	43,882	77,259	76,388

Consolidated Statements of Cash Flows:

	Years Ended December 31,
	2008		2007
	As Originally Reported	As Adjusted	As Originally Reported	As Adjusted
Net loss	$(55,184)	$(58,856)	$(45,878)	$(48,454)
Accretion related to convertible debt discount	—	4,059	—	2,915
Amortization of debt issuance costs	546	159	420	81

In addition, the retrospective application of FSP APB 14-1 resulted in changes to the consolidated statements of stockholders’ equity (deficit) and to Notes 4, 8 and 11 to the consolidated financial statements. The updated notes to the consolidated financial statements are included below.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. Significant estimates include excess or obsolete inventories, warranty accruals, employee bonus, clinical study expenses, trade show expenses, allowances for returned product, allowance for bad debt, and share-based compensation expense. Excess and obsolete inventories are estimated by identifying the amount of on hand and on order materials compared to expected future sales, taking into account clinical trial and development usage along with new product introductions. Employee bonus estimates are based, in part, on the 2008 bonus plan’s authorized target bonus amounts of up to 50%, 35% and 25% of base salary for the Company’s Chief Executive Officer, its Senior Vice Presidents, and the remainder of its non-sales management employees, respectively, to be awarded from the bonus pool based on the weighted average achievement of certain objectives. As targets were not met, no bonuses were specifically paid under the 2008 bonus plan. Subsequently, the Compensation Committee approved bonuses for 2008 totaling $112,000 and $522,000 in accrued bonuses were reversed during the fourth quarter of 2008. Clinical trial expenses are accrued based on estimates of progress under related contracts and include initial set up costs as well as ongoing monitoring over multiple sites in the U.S. and abroad. An allowance for refunds for returned products is determined by analyzing the timing and amounts of past refund activity. Restructuring charges are based on estimated future sublease income, operating costs, and other costs of the exited facility.

Cash and Cash Equivalents

The Company invests its excess cash in bank deposits, money market accounts, and highly liquid debt securities. The Company considers all highly liquid investments with an original maturity of 90 days or less at the time of purchase to be cash equivalents.

Short-Term Marketable Securities

The Company has classified its short-term investments as “available-for-sale” and carries them at fair value with unrealized gains and losses, if any, reported as a separate component of stockholders’ equity and included in comprehensive loss. Realized gains and losses are calculated on the specific identification method and recorded as interest income.

Fair Value of Financial Instruments

Financial instruments, including cash and cash equivalents, prepaid expenses, accounts payable and accrued liabilities, are carried at cost, which management believes approximates fair value given their short-term nature.

Letters of Credit

At December 31, 2008 and 2007, the Company had irrevocable letters of credit outstanding with a commercial bank for approximately $914,000 securing its facility leases. The letters of credit are secured by cash and an equal amount of restricted cash has been separately disclosed in the accompanying consolidated balance sheets.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, and short-term investment securities. The Company limits its exposure to credit loss by placing its cash with high credit quality financial institutions. The Company has established guidelines relative to diversification of its cash and investment securities and their maturities that are intended to secure safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates and changes in the Company’s operations and financial position.

Property and Equipment

Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets, generally three years for computer equipment and five years for furniture and fixtures and machinery and equipment, using the straight-line method. Leasehold improvements are stated at cost and amortized over the shorter of the estimated useful lives of the assets or the lease term.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment of Disposable Long-Lived Assets” (“SFAS 144”), the Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. The Company has not experienced any material impairment losses on assets used in operations.

Share-Based Compensation

The Company’s share-based employee compensation plans are described in Note 10. On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, non-employee directors, and consultants including grants of employee stock options and stock purchases by employees under the Employee Stock Purchase Plan (“ESPP”) based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s Consolidated Statement of Operations as of and for the years ended December 31, 2008, 2007 and 2006 reflect the impact of SFAS 123(R). Share-based compensation expense recognized under SFAS 123(R) for the years ended December 31, 2008, 2007 and 2006 was $7.7 million, $6.1 million and $5.9 million, respectively.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods as stock-based compensation expense in the Company’s Consolidated Statement of Operations. For the years ended December 31, 2008, 2007 and 2006, the Company’s Consolidated Statement of Operations included compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), the Company changed its method of attributing the value of share-based compensation to expense from the accelerated multiple-option approach to the straight-line single option method. Compensation expense for all share-based payment awards granted on or prior to December 31, 2005 will continue to be recognized using the accelerated multiple-option approach while compensation expense for all share-based payment awards granted subsequent to December 31, 2005 is recognized using the straight-line single-option method. As share-based compensation expense recognized in the Consolidated Statement of Operations during fiscal 2008, 2007 and 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

As permitted by SFAS 123(R), the Company utilizes the Black-Scholes option-pricing model (“Black-Scholes model”) as its method of valuation for share-based awards granted. The Black-Scholes model was previously utilized for the Company’s pro forma disclosure required under SFAS 123. The Company’s determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

Prior to the adoption of SFAS 123(R), the Company presented deferred compensation as a separate component of stockholders’ equity. In accordance with the provisions of SFAS 123(R), on January 1, 2006 the Company reclassified the balance in deferred compensation of $1,084,000 to additional paid-in capital on the balance sheet.

Revenue Recognition

The Company sells its durable systems and disposable units through a direct sales force in the United States and through distribution arrangements in the United States and in portions of Europe. The Company receives payment directly from patients who use its products, as well as from distributors and third party payors. Components are individually priced and can be purchased separately or together. The SEVEN durable system includes a reusable transmitter, a receiver, a power cord, data management software and a USB cable. Disposable sensors for use with the SEVEN durable system are sold separately in packages of four. The initial SEVEN durable system price is not dependent upon the purchase of any amount of disposable SEVEN sensors. The Company discontinued sales of its STS three day durable system in the second quarter of 2007 and discontinued the sale of its three day sensors during the second quarter of 2008.

Revenue on product sales is recognized upon shipment, which is when title and the risk of loss have been transferred to the customer and there are no other post shipment obligations. With respect to customers who directly pay for products, the products are generally paid for at the time of shipment using a customer’s credit card and do not include customer acceptance provisions. The Company recognizes revenue from contracted insurance payors based on the contracted rate. For non-contracted insurance payors, the Company obtains prior authorization from the payor and recognizes revenue based on the estimated collectible amount and historical experience. In all situations, the Company receives a prescription or statement of medical necessity and, for insurance reimbursement customers, an assignment of benefits prior to shipment.

After approval of the Company’s second generation continuous glucose monitoring system, the SEVEN, on May 31, 2007, the Company started taking orders for an “Upgrade Kit” to upgrade existing customers for $150. Before the Upgrade Kit became available for shipment, for systems sold that included an upgrade right, a portion of the sales price was allocated to the undelivered Upgrade Kit and deferred based on the fair value of the Upgrade Kit. This deferred revenue was recognized when the Upgrade Kit was delivered to the customer.

In August 2007, the Company adopted a “30-day money back guarantee” program whereby customers who purchase the SEVEN durable system and a package of four disposable sensors may return the SEVEN durable system for any reason within thirty days of purchase and receive a full refund of their purchase price. The Company accrues for estimated returns and/or refunds by reducing revenues and establishing a liability account at the time of shipment based on historical experience.

During 2008, the Company entered into distribution agreements with RGH Enterprises, Inc., or “Edgepark”, and other distributors that allow the distributors to sell the Company’s durable systems and disposable units. Revenue on product sales to distributors is recognized at the time of shipment, which is when title and risk of loss have been transferred to the distributor and there are no other post-shipment obligations. Revenue is recognized based on contracted prices and invoices are either paid by check following the issuance of a purchase order or letter of credit, or they are paid by wire at the time of placing the order. Terms of distributor orders are FOB shipping point (FCA shipping point for international orders). Distributors do not have rights of return per their distribution agreement outside of the Company’s standard warranty. The Company accrues for estimated returns, refunds and rebates by reducing revenues and establishing a liability account at the time of shipment based on historical experience. The distributors typically have a limited time frame to notify DexCom of any missing, damaged, defective or non-conforming products. For any such products, the Company shall either, at its option, replace the portion of defective or non-conforming product at no additional cost to the distributor or cancel the order and refund any portion of the price paid to the Company at that time for the sale in question.

During 2008, the Company shipped product directly to Edgepark’s customers and recognized $1.2 million in revenue, which represents 12% of the Company’s revenues for the twelve months ending December 31, 2008. With respect to another domestic distributor, the Company shipped product to the distributor and recognized $162,000 in revenue from this arrangement for the twelve months ending December 31, 2008. This distributor stocks inventory of the product and fulfills orders from their inventory. The Company monitors shipments and on-hand inventory levels to this distributor, and at December 31, 2008 this distributor had limited amounts of our product in their ending inventory. In December 2008, the Company shipped a small amount of product to an International Distributor in Europe.

During 2008, the Company entered into collaborative license and development arrangements with strategic partners for the development and commercialization of products utilizing the Company’s technologies. The terms of these agreements typically include multiple deliverables by the Company (for example, license rights, provision research and development services and manufacture of clinical materials) in exchange for consideration to the Company of some combination of non-refundable license fees, funding of research and development activities, payments based upon achievement of clinical development milestones and royalties in the form of a designated percentage of product sales or profits. The Company follows the provisions of the SAB No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended by SAB No. 104, “Revenue Recognition” (“SAB 104”), and Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). With the exception of royalties, these types of consideration are classified as development grant revenue in the Company’s consolidated statements of operations when revenue recognition is appropriate.

Non-refundable license fees are recognized as revenue when the Company has a contractual right to receive such payment, the contract price is fixed or determinable, the collection of the resulting receivable is reasonably assured and the Company has no further performance obligations under the license agreement. Multiple element arrangements, such as license and development arrangements, are analyzed to determine whether the deliverables can be separated or whether they must be accounted for as a single unit of accounting in accordance with EITF 00-21. The Company recognizes up-front license payments as revenue upon delivery of the license only if the license has stand-alone value and the fair value of the undelivered performance obligations can be determined. If the fair value of the undelivered performance obligations can be determined, such obligations would then be accounted for separately as performed. If the license is considered to either (i) not have stand-alone value or (ii) have stand-alone value but the fair value of any of the undelivered performance obligations cannot be determined, the arrangement would then be accounted for as a single unit of accounting.

For arrangements that are accounted for as a single unit of accounting, total payments under the arrangement are recognized as revenue on a straight-line basis over the period the Company expects to complete the Company’s performance obligations. The cumulative amount of revenue earned is limited to the cumulative amount of payments received as of the period ending date.

If the Company cannot reasonably estimate when the Company’s performance obligation either ceases or becomes inconsequential, then revenue is deferred until the Company can reasonably estimate when the performance obligation ceases or becomes inconsequential. Revenue is then recognized over the remaining estimated period of performance. Deferred revenue amounts are classified as current liabilities to the extent that revenue is expected to be recognized within one year.

Significant management judgment is required in determining the level of effort required under an arrangement and the period over which the Company is expected to complete the Company’s performance obligations under an arrangement.

During the fourth quarter of 2008, The Company entered into a collaboration agreement with Edwards which provided the Company with a development grant, and the Company recognized $1.5 million in revenue, which represents 15% of the Company’s total revenues for the twelve months ending December 31, 2008.

Warranty Accrual

Estimated warranty costs are recorded at the time of shipment. The Company estimates warranty accruals by analyzing the timing, cost and amount of returned product. Assumptions and historical warranty experience are evaluated on at least a quarterly basis to determine the continued appropriateness of such assumptions.

Research and Development

All costs of research and development are expensed as incurred. Research and development expenses primarily include salaries and related costs, overhead, part components, and fees paid to consultants.

Foreign Currency

The consolidated financial statements of the Company’s non-U.S. subsidiary, whose functional currency is the Swedish Krona, is translated into U.S. dollars for financial reporting purposes. Assets and liabilities are translated at period-end exchange rates, and revenue and expense transactions are translated at average exchange rates for the period. Cumulative translation adjustments are recognized as part of comprehensive income and are included in accumulated other comprehensive income in the consolidated balance sheet. Gains and losses on transactions denominated in other than the functional currency are reflected in operations.

Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income” (“SFAS 130”), requires that all components of comprehensive income, including net income, be reported in the consolidated financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income (loss). The Company’s comprehensive loss is as follows (in thousands):

	Years Ended December 31,
	2008 (Adjusted – Note 1)	2007 (Adjusted – Note 1)	2006
Net loss	$(58,856)	$(48,454)	$(46,599)
Unrealized gain (loss) on available-for-sale marketable securities	37	1	24

Comprehensive loss	$(58,819)	$(48,453)	$(46,575)

Inventory

Inventories are valued at the lower of cost or market value. The Company makes adjustments to reduce the cost of inventory to its net realizable value, if required, for estimated excess, obsolete and potential scrapped inventories. Factors influencing these adjustments include inventories on hand and on order compared to estimated future usage and sales for existing and new products, as well as judgments regarding quality control testing data, and assumptions about the likelihood of scrap and obsolescence on a part-by-part basis. The Company utilizes a standard cost system to track inventories on a part-by-part basis that approximates first in, first out. If necessary, adjustments are made to the standard materials, standard labor and standard overhead costs to approximate actual labor and actual overhead costs. The labor and overhead elements of the standard costs are based on full utilization of the Company’s manufacturing capacity.

Deferred Rent

Rent expense is recorded on a straight-line basis over the term of the lease. The difference between rent expense accrued and amounts paid under the lease agreement is recorded as deferred rent in the accompanying consolidated balance sheets.

Income Taxes

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the consolidated financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions.

The Company adopted FIN 48 as of January 1, 2007. Due to the valuation allowance, the adoption of FIN 48 did not impact the Company’s financial condition, results of operations or cash flows. As a result of the adoption, the Company recorded a net decrease to deferred tax assets of approximately $1.8 million and a corresponding reduction to valuation allowance. The following table summarizes the activity related to the Company’s gross unrecognized tax benefits (in thousands):

Balance at January 1, 2007	$2,181
Increases related to current year tax positions	405

Balance at December 31, 2007	$2,586

Balance at January 1, 2008	$2,586
Increases related to current year tax positions	491

Balance at December 31, 2008	$3,077

Due to the valuation allowance, none of the unrecognized tax benefits as of December 31, 2008, would reduce the Company’s annual effective tax rate.

The Company files income tax returns in the United States and in various state jurisdictions with varying statutes of limitations. Due to net operating losses incurred, the Company’s tax returns from inception to date are subject to examination by taxing authorities. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. As of December 31, 2008, the Company had no interest or penalties accrued for uncertain tax positions.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. In February 2008, the FASB deferred the effective date of SFAS 157 by one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). On January 1, 2008, the Company adopted the provisions of SFAS 157, except as it applies to those nonfinancial assets and nonfinancial liabilities for which the effective date has been delayed by one year.

The fair value hierarchy described by the standard is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value and include the following:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In accordance with SFAS 157, the following table represents the Company’s fair value hierarchy for its financial assets (cash equivalents and investments) measured at fair value on a recurring basis as of December 31, 2008 (in thousands):

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$12,700	—	—	$12,700
Marketable securities, available for sale	$14,368	—	—	$14,368
Restricted cash	$4,270	—	—	$4,270

The Company has maintained only Level 1 financial assets during the twelve months ended December 31, 2008.

The adoption of SFAS 157 did not have a material effect on the Company’s financial position or results of operations. The book values of cash and cash equivalents, short-term marketable securities, accounts receivable and accounts payable approximate their respective fair values due to the short-term nature of these instruments.

Effective January 1, 2008 the Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” (“SFAS 159”). This Standard permits the Company to choose to measure many financial instruments and certain other items at fair value and established presentation and disclosure requirements. In adopting this Standard, the Company did not elect to measure any new assets or liabilities at their respective fair values.

In December 2007, the FASB ratified the consensus reached by the EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (“EITF 07-1”). EITF 07-1 requires collaborators to present the results of activities for which they act as the principal on a gross basis and report any payments received from (made to) other collaborators based on other applicable GAAP or, in the absence of other applicable GAAP, based on analogy to authoritative accounting literature or a reasonable, rational, and consistently applied accounting policy election. Further, EITF 07-1 clarified that the determination of whether transactions within a collaborative arrangement are part of a vendor-customer (or analogous) relationship subject to EITF Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (“EITF 01-9”). EITF 07-1 will be effective for the Company beginning on January 1, 2009. The adoption of EITF 07-1 is not expected to have a material effect on the Company’s consolidated financial statements.

In May 2008, the FASB issued FASB Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”). The FSP requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability and equity components of the instrument. The debt would be recognized at the present value of its cash flows discounted using the Company’s nonconvertible debt borrowing rate. The equity component would be recognized as the difference between the proceeds from the issuance of the note and the fair value of the liability. The FSP also requires an accretion of the resultant debt discount over the expected life of the debt. The transition guidance requires retrospective application to all periods presented, and does not grandfather existing instruments. The effective date of the FSP is for financial statements issued for fiscal years beginning after December 15, 2008.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. The Company is assessing the potential impact of this EITF 07-5 on the financial condition and results of operations, but has not yet completed its analysis.

2. Net Loss Per Common Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, redeemable convertible preferred stock, convertible preferred stock and stock options are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive.

Historical outstanding anti-dilutive securities not included in diluted net loss per share attributable to common stockholders calculation (in thousands):

	December 31,
	2008	2007	2006
Options outstanding to purchase common stock	7,112	5,900	3,991
Restricted stock	75	43	15
Convertible senior notes	7,692	7,692	—

Total	14,879	13,635	4,006

3. Financial Statement Details

Short Term Marketable Securities, Available for Sale

As described in Note 1, short-term investment securities, consisting solely of debt securities with contractual maturities of less than one year, were as follows (in thousands):

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. government agencies	$12,288	$49	$—	$12,337
Commercial paper	2,030	2	(1)	2,031

Total	$14,318	$51	$(1)	$14,368

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. government agencies	$39,201	$21	$(8)	$39,214
Corporate debt	1,994	—	—	1,994

Total	$41,195	$21	$(8)	$41,208

Accounts Receivable

	December 31,
	2008	2007
Accounts receivable	$1,247	$261
Less allowance for doubtful accounts and sales returns	(129)	(46)

Total	$1,118	$215

Inventory

	December 31,
	2008	2007
Raw materials	$1,426	$649
Work in process	198	130
Finished goods	822	360

Total	$2,446	$1,139

Property and Equipment

	December 31,
	2008	2007
Furniture and fixtures	$1,182	$934
Computer equipment	3,227	2,630
Machinery and equipment	7,477	6,662
Leasehold improvements	4,764	3,931

Total	16,650	14,157
Accumulated depreciation and amortization	(10,545)	(7,508)

Property and equipment, net	$6,105	$6,649

Depreciation and amortization expense for the years ended December 31, 2008, 2007, and 2006 was $3.0 million, $2.9 million, and $2.7 million, respectively.

Accounts Payable and Accrued Liabilities

	December 31,
	2008	2007
Accounts payable trade	$1,123	$1,532
Accrued tax, audit, and legal fees	426	442
Clinical trials	132	76
Accrued interest on convertible debt	831	831
Accrued other including warranty	2,087	1,654

Total	$4,599	$4,535

Accrued Payroll and Related Expenses

	December 31,
	2008	2007
Accrued paid time off	$893	$712
Accrued wages and bonus	928	1,274
Other accrued employee benefits and taxes	294	551

Total	$2,115	$2,537

Accrued Warranty

	Year Ended December 31,
	2008	2007
Beginning balance	$52	$49
Charges to costs and expenses	615	308
Costs incurred	(596)	(305)

Ending balance	$71	$52

4. Commitments and contingencies

Equipment Line

In March 2006, the Company entered into a loan and security agreement (the “Loan Agreement”) that provided for up to $5,000,000 to finance various equipment purchases through March 2007. In January 2008, the Company entered into an amendment to the Loan Agreement to finance additional equipment purchases. The amendment allows the Company to draw an additional amount of up to $3,000,000 under a new and additional Facility B Equipment Line.

At December 31, 2008, the Company had total borrowings of $3.4 million under the Loan Agreement pursuant to the Facility A Equipment Line and Facility B Equipment Line and none was available for future borrowings. The loan bears an interest rate equal to the lender’s prime rate plus 0.25% and at December 31, 2008, the interest rate was 3.5%. Beginning April 2008, terms of the Facility B Equipment Line began to require monthly amortized payments through the maturity date of July 2011. Under the amended Loan Agreement, the Company continues to grant a security interest in substantially all of its personal property as collateral for the loan and is required to maintain cash balances equal to total outstanding loan balances with the lender.

Convertible Senior Notes

In March 2007, the Company issued $60 million aggregate principal amount of Convertible Senior Notes due 2027 in a private offering. The notes are convertible into shares of common stock based on an initial conversion rate of 128.2051 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $7.80 per share.

Interest on the notes is due semiannually on March 15 and September 15 of each year at a rate of 4.75% per year. The notes are redeemable by the Company beginning March 20, 2010 at a price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest. Holders of the notes may require the Company to repurchase the notes for cash equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest upon the occurrence of certain designated events, including a change of control. In addition, the Company will have the right to automatically convert the notes if the closing price of its common stock exceeds 150% of the conversion price, or $11.70 per share, for at least 20 trading days during any 30-day period. If such an automatic conversion occurs before March 15, 2010, the Company is required to pay additional interest in cash or, at its option, in shares of its common stock, equal to three full years of interest on the converted notes, less any interest actually paid or provided for on the notes prior to automatic conversion. The holders of the notes may require the Company to repurchase the notes for cash on March 15, 2012, March 15, 2017 and March 15, 2022 at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest. The notes contain no financial covenants, and therefore, the note holders do not have protection against adverse changes in the Company’s business, and have limited protections in the event of a fundamental change to the Company.

The aggregate underwriting commissions and other debt issuance costs incurred with respect to the issuance of the notes was $2,728,000. These costs have been allocated to the debt and equity components of the convertible debt per the guidance of FSP APB 14-1, and capitalized as debt issuance costs on the Company’s consolidated balance sheet and are being amortized through March 15, 2012 which is the first date holders may require the Company to repurchase the notes. As of December 31, 2008, the remaining unamortized costs totaled $1.3 million.

Repayment obligations for the convertible senior notes and equipment lines as of December 31, 2008 were as follows (in thousands):

Fiscal Year Ending
2009	$1,931
2010	900
2011	525
2012	60,000
2013	—
Thereafter	—

Total	$63,356

Call Spread Option

In March 2007, the Company entered into hedge transactions to minimize the potential dilution of the Company’s common stock upon conversion of the Convertible Senior Notes if the Company’s stock price exceeds $7.80 per share through March 2009. The Company has the right to purchase a number of shares of common stock equal to the number of shares underlying the $60 million principal amount of the notes, at a strike price equal to the conversion price of the notes, or $7.80 per share. The call spread options are structured in four tranches with one tranche expiring in each six-month interval for two years from the date of March 6, 2007. Each of the four options caps the potential benefit to the Company at market prices ranging from $9.00 for the option which expired in September 2007 to $18.50 for the option expiring in March 2009. The call spread options are separate transactions entered into by the Company and are not part of the terms of the Convertible Senior Notes.

In accordance with EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”), the Company recorded the $10,950,000 cost of the call spread transactions as a net reduction in additional paid in capital in the Balance Sheet for the quarter ended March 31, 2007, and will not recognize subsequent changes in fair value. During September 2007, the Company received approximately 154,000 shares of its common stock with a value of $1.4 million on the date the shares were returned to the Company as settlement of the first tranche. During March 2008, the Company received approximately 118,000 shares of its common stock with a value of $869,000 on the date the shares were returned to the Company as settlement for the second tranche.

Leases

In January 2007, the Company entered into a sublease agreement to sublet an existing facility near its corporate headquarters to a third party. Under the terms of the agreement, the Company sublet approximately 7,000 square feet of facilities space at terms and conditions, including real estate taxes and operating costs, which mirror the original lease agreement. The Company retains obligations per the original lease. Rental obligations, excluding real estate taxes and operating costs, owed by the Company, but subject to reimbursement by the subtenant in accordance with the terms of the sublease agreement, as of December 31, 2008, were as follows (in thousands):

Fiscal Year Ending
2009	$111
2010	114
2011	48

Total	$273

The Company maintains its headquarters in San Diego, California in one leased facility of approximately 66,400 square feet which expires in 2014. The Company has the right to extend the term of this lease for one period of five years. The company also currently maintains a second lease for approximately 23,000 square feet which expires in 2011. The Company exited its former headquarters facility in the fourth quarter of 2008 and has yet to sublease the property. These facility leases have annual rental increases ranging from approximately 2.5% to 4.0%. The difference between the straight-line expense over the term of the lease and actual amounts paid are recorded as deferred rent. In November 2007, the Company entered into a one year lease for approximately 1,200 square feet of storage. In November 2008, the Company renewed the lease of the storage facility for an additional year. In September 2008, the Company’s subsidiary in Sweden entered into a three year lease for a small shared office space, which has a quarterly adjustment clause for rent to increase or decrease in proportion to changes in consumer prices. Rental obligations, excluding real estate taxes, operating costs, and tenant improvement allowances under all lease agreements as of December 31, 2008 were as follows (in thousands):

Fiscal Year Ending
2009	$1,680
2010	1,732
2011	2,084
2012	1,326
2013	1,379
Thereafter	472

Total	$8,673

Rent expense for the years ended December 31, 2008, 2007, and 2006 was $2.2 million, $1.5 million, and $1.2 million, respectively.

Litigation

On August 11, 2005, Abbott Diabetes Care, Inc., or Abbott, filed a patent infringement lawsuit against the Company in the United States District Court for the District of Delaware, seeking a declaratory judgment that the Company’s continuous glucose monitor infringes certain patents held by Abbott. In August 2005, the Company moved to dismiss these claims and filed requests for reexamination of the Abbott patents with the United States Patent and Trademark Office, or the Patent Office, and by March 2006, the Patent Office ordered reexamination of each of the four patents originally asserted against the Company in the litigation. On June 27, 2006, Abbott amended its complaint to include three additional patents owned or licensed by Abbott which are allegedly infringed by the Company’s continuous glucose monitor. On August 18, 2006, the court granted the Company’s motion to stay the lawsuit pending reexamination by the Patent Office of each of the four patents originally asserted by Abbott, and the court dismissed one significant infringement claim. In approving the stay, the court also granted the Company’s motion to strike, or disallow, Abbott’s amended complaint in which Abbott had sought to add three additional patents to the litigation. Subsequent to the court’s August 18, 2006 order striking Abbott’s amended complaint, Abbott filed a separate action in the U.S. District Court for the District of Delaware alleging patent infringement of the three additional patents it had sought to include in the litigation discussed above. On September 7, 2006, the Company filed a motion to strike Abbott’s new complaint on the grounds that it is redundant of claims Abbott already improperly attempted to inject into the original case, and because the original case is now stayed, Abbott must wait until the court lifts that stay before it can properly ask the court to consider these claims. Alternatively, the Company asked the court to consolidate the new case with the original case and thereby stay the entirety of the case pending conclusion of the reexamination proceedings in the Patent Office. In February 2007, the Patent Office ordered reexamination of each of the three patents cited in this new lawsuit. On September 30, 2007, the court granted the Company’s motion to consolidate the cases and stay the entirety of the case pending conclusion of the reexamination proceedings in the Patent Office relating to all seven patents asserted against the Company.

Each of the seven patents described above have one or more associated reexamination requests in various stages of prosecution at the Patent Office. With regard to the four patents originally asserted, three of the patents are under final rejection and one of the patents is under non-final rejection. Abbott has filed responses with the Patent Office seeking claim construction to differentiate certain claims from the prior art the Company has presented, seeking to amend certain claims to overcome the prior art the Company has presented, and/or seeking to add new claims. One final rejection indicates some rejected and some allowable claims. In the other two final rejections, all of the claims for which reexamination was requested currently stand rejected. So far, Abbott has filed an Appeal Brief in one of the cases finally rejected. With regard to the three patents subsequently asserted, two of the patents are under non-final rejection and one of the patents has recently had a new reexamination request ordered. In these two non-finally rejected cases, Abbott has filed responses with the Patent Office seeking claim construction to differentiate certain claims from the prior art the Company has presented, seeking to amend certain claims to overcome the prior art the Company has presented, and/or seeking to add new claims. Additionally, although two of these three patents have each had a Reexamination Certificate issue and/or a claim confirmed, the Patent Office has subsequently ordered additional reexamination on these reexamined patents in view of new prior art and/or new issues presented by subsequently filed reexamination requests.

In 2008, Abbott copied claims from certain of the Company’s applications, and stated that it may seek to provoke an interference with certain of the Company’s pending applications in the Patent Office. If the interference is declared and Abbott prevails in the interference, the Company would lose certain patent rights to the subject matter defined in the interference. Also in 2008, Abbott has filed reexamination requests seeking to invalidate two of the Company’s patents in the Patent Office. In both reexamination requests, the Patent Office has ordered the reexamination and issued non-final office actions and the Company have responded to those non-final office actions by seeking claim construction to differentiate certain claims from the prior art, seeking to amend certain claims to overcome the prior art, and canceling certain claims. Recently, the Patent Office has issued a non-final office action confirming the patentability of our original and amended claims pending in one of the patents.

Although it is the Company’s position that Abbotts’s assertions of infringement have no merit, and that the potential interference and reexamination requests have no merit, neither the outcome of the litigation nor the amount and range of potential fees associated with the litigation, potential interference or reexamination requests can be assessed.

Purchase Commitments

The Company is party to various purchase arrangements related to its development activities including materials used in its glucose monitoring systems. As of December 31, 2008, the Company had purchase commitments with vendors totaling $3.3 million due within one year. There are no purchase commitments due beyond one year.

Executive Separation Agreements

In March 2008, the Company’s Vice President of Advanced Development Teams (“V.P. of ADT”) resigned. The Company entered into a consulting agreement pursuant to which the V.P. of ADT agreed to remain available to consult with the Company for a period of six months following his resignation. The agreement allowed for continued vesting of all unvested options for a period of six months from the date of separation, provided that his continuous consulting service to the Company extended through September 30, 2008. Total separation costs of $169,000, including $36,000 in stock option costs and $133,000 in cash payments, has been included in research and development expenses for the year ended December 31, 2008.

In August 2008, the Company’s then Vice President of Sales (“V.P. of Sales”) entered into a Separation Agreement with the Company pursuant to which the V.P. of Sales received a lump sum separation payment of $224,000 and entitled the V.P. of Sales to purchase, in addition to the shares for which his stock options have already vested, the number of additional shares of his stock options that would have vested if he had remained employed by the Company until August 1, 2009, and all such options remained exercisable until November 1, 2008. Total separation costs of $63,000, including $(161,000) in stock option modification cost adjustments and $224,000 in cash payments, has been included in selling, general and administrative expenses for the year ended December 31, 2008. The majority of the stock option modification costs relate to adjustments for options granted prior to the Company’s adoption of SFAS 123(R) where compensation expense is recognized using the accelerated multiple-option approach.

5. Restructuring Expenses

In April 2006, the Company entered into a lease for the current headquarters facility due to additional space requirements. In the fourth quarter of 2008, the Company exited the former headquarters facility after moving all operations to the new headquarters facility. The Company has not yet entered into a sublease agreement for the former headquarters facility. Restructuring charges taken consist primarily of costs associated with permanently vacating the Company’s former headquarters facility. The Company recorded $355,000 in additional rent related expense in the fourth quarter of 2008 relating to this restructuring, which is included in operating expenses and cost of sales in the consolidated statement of operations. As of December 31, 2008, accrued liabilities relating to this restructuring totaled $450,000, which includes $95,000 of deferred rent previously recorded for this property.

The Company accounts for facility exit costs in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which requires that a liability for such costs be recognized and measured initially at fair value on the cease-use date based on remaining lease rentals, adjusted for the effects of any prepaid or deferred items recognized, reduced by the estimated sublease rentals that could be reasonably obtained even if it is not the intent to sublease.

The Company is required to estimate future sublease income and future net operating expenses of the facilities, among other expenses. The most significant of these estimates have related to the timing and extent of future sublease income in which to reduce lease obligations, and the probability for which the sublease income can be expected. The Company based estimates of sublease income, in part, on the opinions of independent real estate experts, current market conditions and rental rates, an assessment of the time period over which reasonable estimates could be made, and the location of the respective facility, among other factors. Further adjustments to the facility exit liability accrual will be required in future periods if actual exit costs or sublease income differ from amounts currently expected. The Company will review the status of restructuring activities on a quarterly basis and, if appropriate, record changes to restructuring obligations in current operations based on management’s most current estimates. Exit costs the Company records under these provisions are neither associated with, nor do they benefit, continuing activities.

The following table presents the Company’s restructuring liability, which is included within accounts payable and accrued liabilities in the consolidated balance sheets (in thousands):

Restructuring liability
Balance December 31, 2007	$—
Lease exit costs	450

Balance December 31, 2008	$450

6. Development Agreements

Insulet Corporation

On January 7, 2008, the Company entered into a development agreement with Insulet Corporation to integrate DexCom’s continuous glucose monitoring technology into Insulet’s wireless, handheld OmniPod System Personal Diabetes Manager. The agreement is non-exclusive and does not impact either party’s existing third party development agreements.

Animas Corporation

On January 10, 2008, the Company entered into a joint development agreement with Animas Corporation to integrate DexCom’s continuous glucose monitoring technology into Animas insulin pumps. Under the terms of the agreement, Animas will contribute up to $750,000 to DexCom to offset certain development, clinical and regulatory expenses. The agreement is non-exclusive and does not impact either party’s existing third party development agreements. In January of 2008 the Company received $500,000 and recorded $183,000 in revenue for the twelve months ended December 31, 2008.

Edwards Lifesciences LLC

On November 10, 2008, the Company entered into a Collaboration Agreement (the “Agreement”) with Edwards Lifesciences LLC (“Edwards”). Pursuant to the Agreement, the Company and Edwards have agreed to develop jointly and to market an in-hospital continuous blood glucose monitoring system. Under the terms of the Agreement, Edwards is obligated to pay the Company an upfront fee of $13.0 million. In addition, the Company is entitled to receive up to $23.5 million over the next three years for product development costs and milestones related to regulatory approvals and manufacturing readiness. The Company will also receive either a profit-sharing payment of up to 10% of commercial sales of the product, or a royalty of up to 6% of commercial sales of the product. The Agreement provides Edwards with an exclusive license under the Company’s intellectual property in the hospital market. Edwards will be responsible for global sales and marketing, and the Company will initially be responsible for manufacturing. In November of 2008 the Company received $13.0 million and recorded $1.5 million in revenue for the twelve months ended December 31, 2008.

7. Stockholders’ Equity

Follow-on Stock Offering

On May 2, 2006, the Company and selling stockholders closed a follow-on stock offering in which they sold an aggregate of 5,499,875 shares of its common stock. Of the 5,499,875 shares, 2,117,375 were sold by the Company for net proceeds of approximately $47.0 million, after deducting underwriting discounts, commissions and estimated offering expenses, and 3,382,500 shares were sold by selling stockholders. The Company did not receive any proceeds from the sale of shares by the selling stockholders.

8. Income Taxes

At December 31, 2008, the Company has federal and state tax net operating loss carryforwards of approximately $173.8 million and $124.4 million, respectively. The federal and state tax loss carryforwards will begin to expire in 2019 and 2011, respectively, unless previously utilized. The Company also has federal and state research and development tax credit carryforwards of approximately $3.7 million and $3.9 million, respectively. The federal research and development tax credit will begin to expire in 2019, unless previously utilized.

Utilization of net operating losses and credit carryforwards are subject to an annual limitation due to ownership change limitations provided by Section 382 and 383 of the Internal Revenue Code of 1986, as amended, and similar state provisions. However, the Section 382 limitations were not material. The tax benefits related to future utilization of federal and state net operating losses and tax credit carryforwards may be limited or lost if cumulative changes in ownership exceed 50% within any three-year period. The Company has not finished its 2009 analysis, but the follow-on stock offering completed in February 2009 may impact the net operating loss carryforwards.

Significant components of the Company’s deferred tax assets as of December 31, 2008 and 2007 are shown below (in thousands). A valuation allowance of approximately $78.9 million has been established as of December 31, 2008 to offset the deferred tax assets, as realization of such assets is uncertain.

	December 31,

	2008 (Adjusted–Note 1)	2007 (Adjusted–Note 1)
Deferred tax assets:
Net operating loss carryforwards	$64,165	$59,081
Capitalized research and development expenses	12,780	—
Tax credits	3,748	3,193
Stock compensation	3,831	2,016
Fixed and intangible assets	1,149	1,295
Other, net	648	374

Total gross deferred tax assets	86,321	65,959
Less: valuation allowance	(78,922)	(57,028)
Deferred tax liabilities:
Convertible Debt	(7,399)	(8,931)

Net deferred taxes	$—	$—

As a result of the adoption of SFAS 123 (R) the Company recognizes windfall tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. Accordingly, deferred tax assets are not recognized for net operating loss carryforwards resulting from windfall tax benefits occurring from January 1, 2006 onward. At December 31, 2008, deferred tax assets do not include $3.7 million of excess tax benefits from share-based compensation.

9. Related Party Transactions

The Company’s Chairman is a director of Oracle Corporation. Costs incurred relating to an Oracle ERP system for the years ended December 31, 2008, 2007 and 2006 totaled $105,000, $96,000, and $38,000, respectively.

10. Employee Benefit Plans

401(k) Plan

The Company has a defined contribution 401(k) retirement plan, or the 401(k) Plan, covering substantially all employees that meet certain age requirements. Employees may contribute up to 90% of their compensation per year (subject to a maximum limit by federal tax law). Under the 401(k) Plan, the Company may elect to match a discretionary percentage of contributions. No such matching contributions have been made to the 401(k) Plan since its inception.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan permits eligible employees of the Company to purchase shares of common stock, at semi-annual intervals, through periodic payroll deductions. Payroll deductions may not exceed 10% of the participant’s cash compensation subject to certain limitations, and the purchase price will not be less than 85% of the lower of the fair market value of the stock at either the beginning of the applicable “Offering Period” or the Purchase Date. Except for the First Offering Period, each Offering Period is 12 months, with new Offering Periods commencing every six months on the dates of February 1 and August 1 of each year. Each Offering Period consists of two (2) six month purchase periods (each a “Purchase Period”) during which payroll deductions of the participants are accumulated under the ESPP. The last business day of each Purchase Period is referred to as the “Purchase Date.” The First Offering Period ran from April 13, 2005 to July 31, 2006 and included the Purchase Dates of January 31 and July 31 of 2006. Thereafter, Purchase Dates are every six months on the dates of January 31 and July 31. Annually in January of each year, subject to Board discretion and certain limitations, shares reserved for the ESPP will automatically be increased by a number of shares equal to 1% of the total number of issued and outstanding shares of the Company’s common stock at the preceding year end. On January 31, 2007, July 31, 2007, January 31, 2008 and July 31, 2008, the Company issued 33,621, 38,154, 48,584, and 49,238, respectively, shares of common stock under the ESPP.

Equity Incentive Plans

In 2005, the Company adopted the 2005 Equity Incentive Plan (“2005 Plan”) which replaced the 1999 Incentive Stock Plan and provides for the grant of incentive and nonstatutory stock options, restricted stock, stock bonuses, stock appreciation rights, and restricted stock units to employees, directors or consultants of the Company. Shares reserved include all shares that were available under the 1999 plan on the day it was terminated. Options generally vest over four years and expire ten years from the date of grant. In addition, incentive stock options may not be granted at a price less than the 100% of the fair market value on the date of grant. The term of the 2005 Plan is scheduled to end in March 2015. Annually in January of each year, subject to Board discretion and certain limitations, shares reserved for the 2005 Plan will automatically be increased by a number of shares equal to 3% of the total number of issued and outstanding shares of the Company’s common stock during the preceding year end.

A summary of the Company’s stock option activity, and related information for the three years ended December 31, 2008 is as follows (in thousands except per share data):

	Number of Shares	Weighted- Average Exercise Price
Outstanding at December 31, 2005	3,557	$4.33
Granted	1,235	$17.10
Exercised	(539)	$1.02
Cancelled	(262)	$13.45

Outstanding at December 31, 2006	3,991	$8.13
Granted	3,016	$7.63
Exercised	(464)	$0.82
Cancelled	(643)	$12.17

Outstanding at December 31, 2007	5,900	$6.46
Granted	3,676	$5.75
Exercised	(1,110)	$1.07
Cancelled	(1,354)	$10.48

Outstanding at December 31, 2008	7,112	$9.18

The weighted average fair values of options granted was $3.00, $4.09, and $9.34 for the three years ended December 31, 2008, 2007, and 2006, respectively.

The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected life of the Company’s employee stock options and stock purchase plan. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Due to the Company’s limited history as a publicly traded company that began in April 2005, the Company’s expected volatility beginning January 1, 2006 is based on both its historical stock prices and the historical prices of similar companies, as determined by the Company. Accordingly, the Company used the simplified method allowed under SAB 107 to determine the expected life.

As share-based compensation expense recognized in the Consolidated Statement of Operations for fiscal 2008 and 2007 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

The following table summarizes information about stock options outstanding at December 31, 2008 (in thousands except for exercise price and contractual life):

Options Outstanding					Options Exercisable
Range of Exercise Price	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
$0.30 – $2.48	349	5.8	$1.61	$402	310	$1.55	$376
$3.19 – $4.32	1,503	9.9	$3.31	—	—	—	—
$5.81 – $7.47	2,076	8.7	$6.83	—	801	$7.02	—
$7.57 – $9.56	2,150	9.0	$8.25	—	578	$8.37	—
$10.00 – $19.75	726	6.9	$12.44	—	537	$12.51	—
$20.05 – $25.80	308	7.1	$21.27	—	230	$21.26	—

$0.30 – $25.80	7,112	8.6	$7.46	$402	2,456	$9.18	$376

The Company defines in-the-money options at December 31, 2008 as options that had exercise prices that were lower than the $2.76 closing market price of the Company’s common stock at that date. The aggregate intrinsic value of options outstanding at December 31, 2008 is calculated as the difference between the exercise price of the underlying options and the market price of the Company’s common stock for the 349,000 options that were in-the-money at that date. There were 310,000 in-the-money options exercisable at December 31, 2008. The total intrinsic value of options exercised during the year ended December 31, 2008 was $7,765,000, determined as of the date of exercise.

The following table sets forth a summary of the Company’s nonvested stock options and activity as of and for the year ended December 31, 2008:

	Shares	Weighted Average Grant Date Fair Value
	(in thousands)
Nonvested at December 31, 2007	3,431	$4.70
Granted	3,676	3.00
Vested	(1,098)	5.95
Forfeited	(1,354)	4.84

Nonvested at December 31, 2008	4,655	$3.43

Valuation and expense information under SFAS 123(R) and SFAS 123

The following table summarizes share-based compensation expense related to employee stock options and employee stock purchases under SFAS 123(R) for the years ended December 31, 2008. 2007 and 2006 were allocated as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006
Cost of sales	$561	$385	$336
Research and development	1,740	1,797	2,259
Selling, general and administrative	5,382	3,940	3,258

Share-based compensation expense included in operating expenses	$7,683	$6,122	$5,853

The Company estimated the fair value of each option grant and ESPP purchase rights on the date of grant using the Black-Scholes option pricing model with the below assumptions.

Options:

	Years Ended December 31,
	2008	2007	2006
Risk free interest rate	4.5%	4.6%	4.5 – 5.2%
Dividend yield	0%	0%	0%
Expected volatility of the Company’s stock	0.48	0.50	0.51
Expected life (in years)	6.1	6.1	6.1

ESPP:

	Years Ended December 31,
	2008	2007	2006
Risk free interest rate	4.6%	5.0 – 5.16%	4.6 – 5.2%
Dividend yield	0%	0%	0%
Expected volatility of the Company’s stock	0.48	0.50	0.43 – 0.50
Expected life (in years)	1	1	1

Restricted Stock Awards

The Company has periodically granted unvested restricted common stock awards to certain employees. As of December 31, 2008, a total of 151,963 such shares had been granted. The grant awards typically vest 25% annually and are fully vested following the fourth anniversary of the vesting start date. In 2008, the Company granted 92,213 shares of restricted stock to its President and CEO pursuant to an amended offer letter. These shares vest monthly and are fully vested following the thirtieth month after the vesting start date. Vesting of all restricted common stock awards is subject to continued employment and the Company has the right to repurchase unvested shares at the original issuance price of $0.001 per share subject to certain terms and conditions. The shares had a weighted-average fair value of $8.64 per share at date of grant. As of December 31, 2008, there were 75,156 shares subject to repurchase with an intrinsic value of $207,000.

Reserved Shares

The Company has reserved shares of common stock for future issuance as follows (in thousands):

	December 31,
	2008	2007
Stock options and awards under the Company’s plans:
Granted and outstanding	7,112	5,900
Reserved for future grant	135	498
Employee Stock Purchase Plan	743	631
Convertible senior notes	7,692	7,692

Total	15,682	14,721

11. Quarterly Financial Information (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2008 and 2007 and has been retrospectively adjusted for the adoption of FSP APB 14-1 (see Note 1, Organization, Adjustment and Summary of Significant Accounting Policies) (in thousands except per share data):

	For the Three Months Ended
	December 31	September 30	June 30	March 31
Year ended December 31, 2008
Revenues	$4,074	$1,920	$1,982	$1,862
Gross margin (deficit)	(818)	(1,920)	(1,411)	(1,380)
Total operating costs	11,920	12,070	12,044	11,264
Net loss attributable to common stockholders	(14,445)	(15,631)	(14,966)	(13,814)
Basic and diluted net loss per share attributable to common stockholders	$(0.49)	$(0.53)	$(0.51)	$(0.47)

Year ended December 31, 2007
Revenues	$1,528	$1,224	$863	$1,012
Gross margin (deficit)	(2,127)	(1,889)	(2,043)	(2,050)
Total operating costs	10,050	9,614	9,497	9,406
Net loss attributable to common stockholders	(13,024)	(12,138)	(12,050)	(11,242)
Basic and diluted net loss per share attributable to common stockholders	$(0.45)	$(0.43)	$(0.43)	$(0.40)

12. Subsequent Events

Follow-on Stock Offering

On February 4, 2009, the Company completed a public follow-on stock offering, selling an aggregate of 15,994,000 shares of its common stock for net proceeds of approximately $45.6 million, after deducting underwriting discounts, commissions and estimated offering expenses.